UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 12, 2017

Commercial Vehicle Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34365	41-1990662
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7800 Walton Parkway, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 614-289-5360
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Term Loan Agreement

On April 12, 2017, Commercial Vehicle Group, Inc. (the “Company”) entered into a $175 million secured credit facility (the “Term Loan Facility”) pursuant to a term loan and security agreement (the “Term Loan Agreement”) with Bank of America, N.A., as administrative agent, and other lender parties thereto. Subject to the terms thereof, the receipt of incremental lender commitments and the satisfaction of certain other conditions, the Company may increase the amount outstanding under the Term Loan Facility by $20 million plus (so long as the pro forma leverage ratio does not exceed 3.5x) additional incremental term loans. All obligations of the Company under the Term Loan Agreement are unconditionally guaranteed by the Company and certain of its subsidiaries. The Company and each of its guarantor subsidiaries have granted liens in substantially all of their property to secure their respective obligations under the Term Loan Agreement, guarantees and related documents. The Term Loan Facility matures on April 12, 2023.
The proceeds of the term loans incurred under the Facility will be used, together with cash on hand of the Company, to (a) fund the redemption, satisfaction and discharge of all of the Company’s outstanding 7.875% Senior Secured Notes due 2019 (the “2019 Notes”) issued pursuant to that certain Indenture, dated as of April 26, 2011 (as supplemented prior to the date hereof, the “2019 Indenture”), among the Company, as issuer, the subsidiaries of the Company party thereto as subsidiary guarantors and U.S. Bank National Association, as trustee (the “2019 Notes Trustee”), (b) pay related transaction costs, fees and expenses incurred in connection therewith, and (c) for working capital and other lawful corporate purposes of the Company.
Interest Rates and Fees
Amounts outstanding under the Term Loan Agreement accrue interest at a per annum rate equal to (at the Company’s option) the base rate plus 5.00% or the LIBOR rate plus 6.00%. In connection with the initial funding of the term loan the Company shall pay to the term loan lenders an original issue discount equal to 2.0% of the term loan amount.
Covenants and Other Terms
The Term Loan Agreement contains a maximum total leverage ratio covenant and other customary restrictive covenants, including, without limitation, limitations on the ability of the Company and its subsidiaries to incur additional debt and guarantees; grant certain liens on assets; pay dividends or make certain other distributions; make certain investments or acquisitions; dispose of certain assets; make payments on certain indebtedness; merge, combine with any other person or liquidate; amend organizational documents; file consolidated tax returns with entities other than other borrowers or their subsidiaries; make material changes in accounting treatment or reporting practices; enter into certain restrictive agreements; enter into certain hedging agreements; engage in transactions with affiliates; enter into certain employee benefit plans; amend subordinated debt; and other matters customarily included in senior secured loan agreements. The Term Loan Agreement also contains customary reporting and other affirmative covenants.
The Term Loan Agreement contains customary events of default, including, without limitation, nonpayment of obligations under the revolving credit facility when due; material inaccuracy of representations and warranties; violation of covenants in the Term Loan Agreement and certain other documents executed in connection therewith; breach or default of agreements related to material debt; revocation or attempted revocation of guarantees; denial of the validity or enforceability of the loan documents or failure of the loan documents to be in full force and effect; certain material judgments; certain events of bankruptcy or insolvency; certain Employee Retirement Income Securities Act events; and a change in control of the Company. Certain of the defaults are subject to exceptions, materiality qualifiers, grace periods and baskets customary for credit facilities of this type.
The Term Loan Agreement requires the Company to make quarterly amortization payments at an annualized rate of 2.5% of the initial term loan amount and other mandatory prepayments (subject to reinvestment rights) with the proceeds of certain asset dispositions and upon the receipt of insurance or condemnation proceeds. In addition, the Company is required to make annual excess cash flow prepayments.
Voluntary prepayment of amounts outstanding under the Term Loan Facility are permitted at any time, subject to a 1.00% pricing based soft-call premium (applicable to voluntary prepayments during the 12 months immediately following the initial funding of the Term Loan Facility) and the payment of customary LIBOR breakage costs, if applicable.
A copy of the Term Loan Agreement is attached hereto as Exhibit 10.01 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the Term Loan Agreement.

Third Amended and Restated Loan and Security Agreement
On April 12, 2017, the Company and certain of its subsidiaries, as co-borrowers entered into a Third Amended and Restated Loan and Security Agreement (the “Revolving Loan Agreement”) with Bank of America, N.A. as agent, and certain financial institutions as lenders, which agreement governs the Company’s revolving credit facility (the “Revolving Credit Facility”). The Company and each of its co-borrower subsidiaries are jointly and severally liable for all obligations arising under the Revolving Credit Facility and have granted liens in substantially all of their property (other than in respect of real estate) to secure their respective obligations under the Revolving Loan Agreement and related documents. The Revolving Credit Facility matures on April 12, 2022.
In accordance with the terms of the Revolving Credit Facility the Company and the other named borrowers thereunder are entitled (subject to the terms and conditions described therein) to request loans and other financial accommodations in an amount equal to the lesser of $65.0 million and a borrowing base composed of accounts receivable and inventory. The Company can increase the size of the revolving commitments thereunder by an incremental $40.0 million, subject to the consent of the lenders providing the incremental commitments. Up to an aggregate of $10.0 million is available to the Company and the other borrowers for the issuance of letters of credit, which reduces availability under the Revolving Credit Facility.
Interest Rates and Commitment Fees
Loans outstanding under the Revolving Loan Agreement accrue interest at a per annum rate based on (at the Company’s election) the base rate or the LIBOR rate plus a margin determined by reference to availability under the Revolving Credit Facility as follows:

Level	Average Daily Availability	Base Rate Loans	LIBOR Revolver Loans
III	≥ $24,000,000	0.50%	1.50%
II	> $12,000,000 but < $24,000,000	0.75%	1.75%
I	≤ $12,000,000	1.00%	2.00%
Initially pricing is determined by reference to Level III.
The Company will pay an unused fee to the lenders equal to 0.25% per annum of the unused amounts under the Revolving Credit Facility.
Covenants and Other Terms
The Revolving Loan Agreement includes a springing minimum fixed charge coverage ratio of 1.0:1.0, calculated when availability is less than the greater of $5.0 million and 10% of the revolver commitments.
The Revolving Loan Agreement contains customary restrictive covenants, including, without limitation, limitations on the ability of the Company and its subsidiaries to incur additional debt and guarantees; grant liens on assets; pay dividends or make other distributions; make investments or acquisitions; dispose of assets; make payments on certain indebtedness; merge, combine with any other person or liquidate; amend organizational documents; file consolidated tax returns with entities other than other borrowers or their subsidiaries; make material changes in accounting treatment or reporting practices; enter into restrictive agreements; enter into hedging agreements; engage in transactions with affiliates; enter into certain employee benefit plans; amend subordinated debt; and other matters customarily included in senior secured loan agreements. The Revolving Loan Agreement also contains customary reporting and other affirmative covenants.
The Revolving Loan Agreement contains customary events of default, including, without limitation, nonpayment of obligations under the revolving credit facility when due; material inaccuracy of representations and warranties; violation of covenants in the Revolving Loan Agreement and certain other documents executed in connection therewith; breach or default of agreements related to material debt; revocation or attempted revocation of guarantees; denial of the validity or enforceability of the loan documents or failure of the loan documents to be in full force and effect; certain material judgments; certain events of bankruptcy or insolvency; certain Employee Retirement Income Securities Act events; and a change in control of the Company. Certain of the defaults are subject to exceptions, materiality qualifiers, grace periods and baskets customary for credit facilities of this type.
Voluntary prepayments of amounts outstanding under the Revolving Credit Facility are permitted at any time, without premium or penalty, other than in respect of customary LIBOR breakage costs, if applicable.

The Revolving Loan Agreement requires the borrowers to make mandatory prepayments with the receipt of any proceeds of certain dispositions, insurance or condemnation awards paid in respect of any receivables, inventory and other revolving credit priority collateral.
A copy of the Revolving Loan Agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the material terms of the Revolving Loan Agreement is qualified in its entirety by reference to such exhibit.
Item 1.02. Termination of a Material Definitive Agreement.
On April 12, 2017, the Company issued a notice of redemption in respect of its 2019 Notes and deposited with the 2019 Notes Trustee the proceeds of the Term Loan Facility, together with sufficient funds from the Company’s balance sheet cash in an amount sufficient to discharge the Company’s obligations under the 2019 Indenture, the 2019 Notes and related agreements.
This discharge will not result in a loss on extinguishment of debt. The Company will incur non-cash write off relating to deferred financing costs of the 2019 Notes of approximately $1.6 million in its statement of income for the quarter ending June 30, 2017.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.
Item 8.01. Other Events.
On April 12, 2017, the Company issued a press release announcing the aforementioned transactions and the early redemption of the 2019 Notes described above. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.01	Term Loan Agreement, dated as of April 12, 2017, by and among the Company, Bank of America, N.A., as administrative agent, and other lender parties thereto.
10.02
Third Amended and Restated Loan and Security Agreement, dated as of April 12, 2017, by and among the Company, certain of the Company’s subsidiaries, as borrowers, and Bank of America, N.A. as agent and other lender parties thereto.

99.1	Press release, dated April 12, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL VEHICLE GROUP, INC.

April 12, 2017	By:	/s/ Patrick E. Miller
	Name:	Patrick E. Miller
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.01	Term Loan Agreement, dated as of April 12, 2017, by and among the Company, Bank of America, N.A., as administrative agent, and other lender parties thereto.
10.02
Third Amended and Restated Loan and Security Agreement, dated as of April 12, 2017, by and among the Company, certain of the Company’s subsidiaries, as borrowers, and Bank of America, N.A. as agent and other lender parties thereto.

99.1	Press release, dated April 12, 2017.